Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SWK Holdings Corporation on Form S-8 to be filed on or about December 11, 2015 of our report dated March 26, 2015, on our audits of the financial statements of Holmdel Pharmaceuticals, LP as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, included in the SWK Holdings Corporation December 31, 2014 Form 10-K filed on March 27, 2015.

/s/ EISNERAMPER LLP

Iselin, New Jersey

December 11, 2015